EXHIBIT 4.3

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                            MEADWESTVACO CORPORATION



                                       and



                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                   as Trustee

                         ______________________________

                          Sixth Supplemental Indenture

                          Dated as of December 31, 2002
                         ______________________________



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     SIXTH SUPPLEMENTAL INDENTURE (this "Sixth Supplemental Indenture"), dated as of December 31, 2002, between MEADWESTVACO CORPORATION, a Delaware corporation (the "Company"), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), a New York banking corporation, as trustee (the "Trustee").



     WHEREAS, THE MEAD CORPORATION, an Ohio corporation ("Mead"), has executed and delivered to the Trustee an Indenture (the "Indenture"), dated as of July 15, 1982, as amended from time to time, providing for the issuance and sale by Mead from time to time of its unsecured debentures, notes or other evidences of indebtedness (the "Securities", which term shall include any Securities issued under the Indenture after the date hereof);

     WHEREAS, on December 31, 2002, pursuant to the Company's corporate restructuring plan, the Company and Mead shall enter into a series of related and substantially contemporaneous transactions as follows: (i) Mead will merge with and into MW Custom Papers, Inc., a Delaware corporation ("MW, Inc.") with MW, Inc. expressly assuming Mead's obligations under the Indenture pursuant to that certain fifth supplemental indenture to the Indenture dated the date hereof and (ii) immediately following the consummation of the transactions described in clause (i) hereof, MW, Inc. will convert into MW Custom Papers, LLC, a Delaware limited liability company ("MW, LLC") and MW, LLC will, in turn, transfer its properties and assets substantially as an entirety to the Company;

     WHEREAS, Section 801(1) of the Indenture requires the Company, after acquiring by transfer Mead's properties and assets substantially as an entirety, to expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the obligations and covenants of MW, LLC (having assumed such obligations and covenants by operation of law following MW, Inc.'s conversion into MW, LLC) to the Holders of the Securities (the "Successor Obligations");

     WHEREAS, the Company proposes in and by this Sixth Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to Securities issued thereunder;

     WHEREAS, the Company has requested that the Trustee execute and deliver this Sixth Supplemental Indenture and all requirements necessary to make this Sixth Supplemental Indenture a valid instrument in accordance with its terms and to make the Successor Obligations the valid obligations of the Company, and the execution and delivery of this Sixth Supplemental Indenture has been duly authorized in all respects.


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     NOW, THEREFORE, the Company and the Trustee hereby agree that the following
Sections of this Sixth Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:

     SECTION 1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

     SECTION 2. Representations of the Company. The Company represents and warrants for the benefit of the Trustee as follows: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) the execution, delivery and performance by it of this Sixth Supplemental Indenture have been authorized and approved by all necessary corporate action on the part of it.

     SECTION 3. Assumption and Agreements. (a) The Company hereby expressly assumes all of the obligations of MW, LLC under the Indenture and the Securities, including, but not limited to, (i) the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities when due and (ii) the full and punctual performance of every covenant of and all other obligations under the Indenture on the part of MW, LLC to be performed or observed under the Indenture and the Securities.

     (b) The Company further agrees that as of the date of this Sixth Supplemental Indenture, the Company hereby succeeds to and is substituted for Mead as the "Company" under the Indenture, with the same effect as if the Company had been an original party to the Indenture.

     SECTION 4. This Sixth Supplemental Indenture. This Sixth Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

     SECTION 5. GOVERNING LAW. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 6. Counterparts. This Sixth Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

     SECTION 7. Headings. The headings of this Sixth Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

     SECTION 8. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company, and not by the Trustee, and the Trustee assumes no


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responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture.

     SECTION 9. Separability. In case one or more of the provisions contained in this Sixth Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Sixth Supplemental Indenture or of the Securities, but this Sixth Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     SECTION 10. Successors and Assigns. All agreements of the Company in this Sixth Supplemental Indenture and the Securities shall bind its successors and all agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.



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     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental
Indenture to be duly executed by their respective authorized officers as of the date first written above.


                                 MEADWESTVACO CORPORATION



                                 By:  /s/ Karen R. Osar
                                      ------------------------------------------
                                      Name:    Karen R. Osar
                                      Title:   Senior Vice President and
                                                 Chief Financial Officer



                                 DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                   as Trustee



                                 By:  /s/ Irina Golovashchuk
                                      ------------------------------------------
                                      Name:  Irina Golovashchuk
                                      Title:   Associate